SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

SSP SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SSP SOLUTIONS, INC.

17861 Cartwright Road
Irvine, CA 92614

Dear Stockholders:

      You are cordially invited to attend the 2002 annual meeting of stockholders of SSP Solutions, Inc. that will be held on June 27, 2002 at 2:00 p.m., local time, at the Irvine Residence Inn, 2855 Main Street, Irvine, California 92614.

      At the meeting you will be asked to consider and vote upon the matters described in the accompanying notice and proxy statement.

      Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope.

Sincerely,

MARVIN J. WINKLER,
Co-Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
AVAILABLE INFORMATION
THE ANNUAL MEETING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL 3 APPROVAL OF THE ISSUANCE OF SECURITIES IN FINANCING TRANSACTIONS
PROPOSAL 4 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
Audit and Non-Audit Fees
STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER MATTERS

SSP SOLUTIONS, INC.

17861 Cartwright Road
Irvine, CA 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 27, 2002

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of SSP Solutions, Inc. will be held at the Irvine Residence Inn, 2855 Main Street, Irvine, California 92614, on June 27, 2002 at 2:00 p.m. local time for the following purposes:

(1) to elect one Class III director to our board of directors;

(2) to approve an amendment to our amended and restated certificate of incorporation to eliminate a provision that prohibits holders of our common stock from taking action by written consent without a meeting of stockholders;

(3) to ratify and approve the issuance of securities in certain financing transactions;

(4) to ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2002; and

(5) to transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

     Our board of directors has fixed the close of business on May 8, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Only holders of our common stock at the close of business on the record date are entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at our executive offices. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them a proxy or letter from that firm confirming their ownership of shares.

     For Proposal 1, the election of the Class III director to our board of directors, the nominee receiving the highest vote total will be elected. The terms of our other current directors have not yet expired, so they will remain on our board of directors but are not nominees for election at this meeting. The approval of Proposals 2, 3 and 4 will require the affirmative vote of the holders of a majority of the shares of our common stock as of the record date that are present in person or represented by proxy and entitled to vote at the meeting.

     Accompanying this notice are a proxy and a proxy statement. PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. As described in the proxy statement, the proxy may be revoked at any time prior to its exercise at the meeting.

By Order of the Board of Directors,

KRIS SHAH
Secretary

Irvine, California

May     , 2002

YOUR VOTE IS IMPORTANT

    You are cordially invited to attend the annual meeting of stockholders. However, even if you do plan to attend, please promptly complete, sign, date and mail the enclosed proxy in the envelope provided. Returning a signed proxy will not prevent you from voting in person at the annual meeting, if you so desire, but will help us to secure a quorum and reduce the expense of additional proxy solicitation.

i

SSP SOLUTIONS, INC.

17861 Cartwright Road
Irvine, California 92614

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 27, 2002

INTRODUCTION

      This proxy statement is being furnished to holders of common stock of SSP Solutions, Inc., a Delaware corporation, or SSP Solutions, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of our stockholders to be held on June 27, 2002, or any adjournment or postponement of that meeting. This proxy statement and accompanying form of proxy are first being mailed to our stockholders on or about May      , 2002.

      At our annual stockholders’ meeting, you will be asked to consider and vote upon proposals to:

(1) elect one Class III director to our board of directors;

(2) approve an amendment to our amended and restated certificate of incorporation to eliminate a provision that prohibits holders of our common stock from taking action by written consent without a meeting of stockholders;

(3) approve the issuance, in certain financing transactions, of our common stock or other securities; and

(4) ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2002.

      These proposals are sometimes collectively referred to in this proxy statement as the Proposals.

      A proxy is enclosed for your use. The shares represented by each properly executed, unrevoked proxy will be voted as directed by the stockholder with respect to the matters described in the proxy. If no direction is made, the shares represented by each properly executed, unrevoked proxy will be voted FOR the Proposals.

      Any proxy given may be revoked at any time prior to its exercise by filing with our secretary an instrument revoking the proxy or by filing a duly executed proxy bearing a later date. Any stockholder present at the meeting who has given a proxy may withdraw it and vote his shares in person at the meeting if he so desires.

      We contemplate that the solicitation of proxies will be made primarily by mail. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing.

      We have one class of stock outstanding, common stock. Only holders of record of our common stock at the close of business on May 8, 2002, or the Record Date, are entitled to notice of and to vote at the annual meeting. As of the Record Date, we had issued and outstanding 20,664,832 shares of common stock. Each share of our common stock issued and outstanding on the Record Date is entitled to one vote on each matter submitted for a vote of stockholders at the annual meeting.

      As of the Record Date, our co-chief executive officers and co-chairmen of the board and certain of their family members and affiliates were collectively owners of approximately 63.3% of our issued and outstanding common stock. As of that date, Wave Systems Corp., or Wave, owned approximately 14.9% of our issued and outstanding common stock. Mr. Shah, Mr. Winkler and certain of their family members and affiliates, as well as Wave, have already indicated that they intend to vote in favor of Proposal 3 at the annual meeting.

      THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT. YOU ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY.

AVAILABLE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with that act, we file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. These materials can be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. From the time it began trading publicly on June 9, 1999 until August 2001, our common stock was traded on The Nasdaq National Market under the symbol “LTNX.” Since August 24, 2001, when we changed our name to SSP Solutions, Inc., our common stock has been traded on The Nasdaq National Market under the symbol “SSPX.”

THE ANNUAL MEETING

      This proxy statement is furnished in connection with the solicitation of proxies from the holders of our common stock by our board of directors for use at our 2002 annual stockholders’ meeting.

Date, Time, Place, Purpose

      Our annual meeting of stockholders will be held on June 27, 2002 at 2:00 p.m. local time at the Irvine Residence Inn, 2855 Main Street, Irvine, California 92614. At the annual meeting, you will be asked to consider and vote upon the Proposals and such other matters as may properly come before the meeting.

Voting Rights and Votes Required for Approval

      Only holders of record of our common stock at the close of business on the Record Date are entitled to notice of and to vote at the annual meeting. As of the close of business on the Record Date, there were 20,664,832 shares of our common stock outstanding and entitled to vote at the annual meeting, held of record by 88 stockholders. Each holder of record of our common stock on the Record Date is entitled to cast one vote per share on each Proposal. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the annual meeting.

      For Proposal 1 (the election of one Class III director to our board of directors), the nominee receiving the highest vote total will be elected. The approval of Proposals 2, 3 and 4 (approval of an amendment to our amended and restated certificate of incorporation, approval of the issuance of our securities in financing transactions and ratification of the appointment of our independent auditors) will require the affirmative vote of the holders of a majority of the shares of our common stock as of the Record Date, present in person or represented by proxy and entitled to vote at the annual meeting.

Proxies

      The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at our 2002 annual meeting of stockholders. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to us. All proxies that are properly executed and returned, and that are not revoked, will be voted at the annual meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Proposals. Our board of directors does not presently intend to bring any business before the annual meeting of our stockholders other than the Proposals referred to in this proxy statement and specified in the notice of annual meeting. So far as is known to our board of directors, no other matters are to be brought before the annual meeting. As to any business that may properly come before the annual meeting, however, it is intended that shares represented by proxies held by management will be voted in accordance with the judgment of the persons voting the shares. A stockholder who has given a proxy may revoke it at any time before it is exercised at the annual meeting, by:

•	delivering to our secretary (by any means, including facsimile), a written notice, bearing a date later than the proxy, stating that the proxy is revoked;

•	signing and delivering to our secretary (by any means, including facsimile) a proxy relating to the same shares and bearing a later date prior to the vote at the annual meeting; or

•	attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy).

Quorum

      The required quorum for the transaction of business at the annual meeting is a majority of the shares of our common stock issued and outstanding on the Record Date. Shares of our common stock represented in person or by proxy, as well as abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the annual meeting. Abstentions will have no effect on Proposal 1 (the election of the Class III director nominee to our board of directors), because directors are elected by a plurality vote. Abstentions by stockholders represented at the meeting will also have the same effect as a vote against Proposals 2, 3 and 4 since these proposals require the affirmative vote of the holders of a majority of our common stock on the Record Date present in person or represented by proxy and entitled to vote at the meeting.

      If you do not vote your shares on non-routine matters held through a broker and your broker does not vote them, the votes will be “broker non-votes.” Broker non-votes will count as a vote against Proposals 2, 3 and 4 and will have no effect on any other matter that may be voted on at the meeting.

Possible Change of Control During Fiscal Year 2001

      On August 24, 2001, we acquired BIZ Interactive Zone, Inc., or BIZ. Immediately prior to our acquisition of BIZ, we had 9,747,526 shares of common stock outstanding. In connection with our acquisition of BIZ, 10,875,128 shares of our common stock were issued to the former stockholders of BIZ. A total of 665,174 of these shares were issued to our founder, co-chairman of the board, co-chief executive officer and secretary, Kris Shah, as a result of his holdings of BIZ common stock. Because of Mr. Shah’s holdings, and because of the composition of our management and board of directors and for a variety of other reasons, we concluded that a change of control had not occurred. Nasdaq, however, concluded that, for listing purposes, a change of control had occurred. Despite our disagreement with Nasdaq’s conclusion, we applied for and obtained a new Nasdaq National Market listing.

      After our acquisition of BIZ, as noted in our proxy statement with respect to our 2001 annual meeting, former BIZ stockholders other than Mr. Shah owned 49.5% of our issued and outstanding common stock, 34.5% of which were owned by Marvin J. Winkler and his affiliates. Mr. Winkler, the former chief executive officer of BIZ, became our co-chairman of the board and co-chief executive officer, along with Mr. Shah. He also joined our board of directors. Thomas E. Schiff, the former chief financial officer of BIZ, became our chief financial officer.

Expenses

      We will bear the cost of the solicitation of proxies. Following the original mailing of the proxies and other soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies and, at their request, will reimburse them for their expenses in so doing. We have no present plans to hire special employees or paid solicitors to assist us in obtaining proxies, but we reserve the right to do so if we believe it is necessary to secure a quorum.

Recommendation of Our Board of Directors

      Our board of directors recommends that our stockholders vote for the approval of each of the Proposals.

PROPOSAL 1

ELECTION OF DIRECTORS

      Our bylaws provide that our board of directors shall consist of not less than one nor more than eleven directors. Our amended and restated certificate of incorporation provides that the exact number of directors that constitute our board of directors is to be set exclusively by a resolution of our board of directors. The number of directors on our board of directors currently is set at seven, and there are two vacancies on our board of directors. These vacancies will be filled as soon as we identify qualified candidates who are willing to serve.

      Our board of directors is divided into three classes designated as Class I, Class II and Class III, respectively. Our bylaws provide that at the first annual meeting of our stockholders following the date our bylaws were adopted in 1999, the term of office of the Class I directors shall expire, and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date of adoption of the bylaws, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date of adoption of the bylaws, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

      The nominee for director has been designated as a Class III director. Our board of directors proposes that our stockholders re-elect Kris Shah as a Class III director to serve until the annual meeting of stockholders in 2005. Our board of directors is of the opinion that the re-election to the board of directors of Kris Shah, who has consented to serve if elected, would be in our best interests. The terms of our Class I directors (Messrs. Amber and Block) will expire upon the election and qualification of directors at our 2003 annual stockholders’ meeting and the terms of our Class II directors (Messrs. Medeiros and Winkler) will expire upon the election and qualification of directors at our 2004 annual stockholders’ meeting. Biographical information on the nominee to our board of directors, Kris Shah, and our other current directors, Messrs. Amber, Block, Medeiros and Winkler, is set forth below under the heading “Directors and Executive Officers.”

      Proxies held by management will be voted FOR the election of Kris Shah unless the stockholder giving a proxy indicates that the proxy shall not be voted for him. If for any reason Kris Shah should, prior to the annual meeting, become unavailable for election as a director, an event not now anticipated, the proxies held by management may be voted for a substitute nominee, if any, as recommended by management. In no event, however, shall the proxies be voted for a greater number of persons than the number of nominees named.

Directors and Executive Officers

      Set forth below is information regarding our executive officers, directors and director nominee.

Name	Age	Position

Kris Shah	62	Co-Chairman of the Board of Directors, Director, Co-Chief Executive Officer, Secretary and Director Nominee
Marvin J. Winkler	47	Co-Chairman of the Board of Directors, Director and Co-Chief Executive Officer
Richard M. Depew	41	President and Chief Operating Officer
Thomas E. Schiff	51	Chief Financial Officer and Executive Vice President
Robert J. Gray	65	Vice President, Product Development and Embedded Systems and Chief Technical Officer
Gregg Amber(1)(2)	45	Director
Bruce J. Block(1)	54	Director
Matthew Medeiros(1)(2)	46	Director

(1)	Member of audit committee

(2)	Member of compensation committee

      Kris Shah is our co-chairman of the board of directors, director, co-chief executive officer and secretary. Mr. Shah has been our chairman of the board of directors, a director and our chief executive officer since he founded our company in 1970 and began sharing these positions with Mr. Winkler in August 2001 following the merger with BIZ. Mr. Shah has served as our secretary since May 2001. In addition, from September 2000 until August 2001, Mr. Shah served as our president. Mr. Shah’s career has involved every major aspect of circuit design and chip packaging technology, including research and development, manufacturing, engineering, marketing and strategic planning. Before forming our company, Mr. Shah held management level positions at Hughes Aircraft Co., Fiberite Inc. and Bell Industries, Inc. Mr. Shah holds B.S. and M.S. degrees in mechanical engineering from the University of Southern California.

      Marvin J. Winkler is our co-chairman of the board of directors, a director and co-chief executive officer, positions he has held since August 2001 following the merger with BIZ. Prior to that and since April 2000, Mr. Winkler served as the chief executive officer, chairman of the board of directors and a director of BIZ. Mr. Winkler founded BIZ to address the secure processing and applications required to ensure secure high-speed knowledge and financial transactions across the Internet. He also established the industry’s first Core-To-EdgeTM solution set of hardware, software and firmware products and applications for security in electronic commerce. In June 1999, Mr. Winkler partnered with principals of Broadcom Corporation to co-found Broadband Interactive Group, or BIG, to demonstrate the applications for interactive television in a convergent broadband media industry. In November 2001, BIG made an assignment for the benefit of its creditors. In August 1996, Mr. Winkler acquired Gotcha International, L.P., an apparel manufacturer, and has served as its president and chief executive officer since that time.

      Richard M. Depew was appointed as our president and chief operating officer in August 2001. From July 1998 until he began serving in these positions, Mr. Depew served as executive vice president of Certicom Inc. and as president of its wholly-owned subsidiary, Certicom International, a wireless security company. From December 1995 until he joined Certicom, Mr. Depew served as our vice president and general manager of information security. Mr. Depew holds a BSEF (equivalent, engineer first class) in electronics engineering technology from the United States Coast Guard and holds a certificate from the Southern Methodist University M.B.A. program in entrepreneurial studies.

      Thomas E. Schiff has served as our executive vice president and chief financial officer since the merger with BIZ in August 2001. Prior to that, Mr. Schiff served as the executive vice president, chief financial officer, treasurer, secretary and a member of the board of directors of BIZ since its inception in April 2000.

From December 1998 to June 2001, he was an executive vice president and chief financial officer for SW Gotcha Acquisition Ltd. and Gotcha International, L.P. From March 1996 to December 1998, Mr. Schiff was executive vice president and chief financial officer of Pacific Eyes & T’s. Mr. Schiff was formerly a certified public accountant for the San Francisco office of Peat, Marwick, Mitchell. He holds a degree in economics from Stanford University and an M.B.A. degree from the Stanford Graduate School of Business.

      Robert J. Gray is our vice president, product development and embedded systems and chief technical officer. Mr. Gray joined our company in May 1990. Mr. Gray served as president of Cyphernet, Inc., a division of Codercard, Inc., a data security company, from January 1985 to May 1990. Mr. Gray has also served as president of Genisco Computers Corp., a manufacturer of computer graphics and imaging hardware for the computer aided design, image processing and simulation markets. After obtaining his education in meteorology, oceanography and computer sciences from various military schools including the Naval Postgraduate School in Monterey, California, Mr. Gray served as an officer in the U.S. Navy for 22 years, specializing in meteorology and computer sciences.

      Gregg Amber has been serving as one of our directors since April 2000. From March 2000 until May 2001, Mr. Amber also served as our secretary. Mr. Amber is currently a partner with the law firm of Rutan & Tucker, LLP. From December 1999 until July 2000, Mr. Amber was the senior vice president, secretary and general counsel for ZLand.com, Inc. From March 1998 through November 1999, Mr. Amber was a partner with the law firm of Rutan & Tucker, LLP. Prior to that time, and since June 1995, he was a partner with the law firm of Snell & Wilmer LLP. Mr. Amber holds a B.A. degree in political science and mathematics from Principia College and a J.D. degree from Stanford Law School.

      Bruce J. Block has been serving as one of our directors since August 2001. Since May 2000, Mr. Block has been serving as the senior vice president, technology of the Recording Institute of America (RIAA). In that position, he manages the technology oversight program, specific technology initiatives and efforts in the area of standards development. From July 1996 until May 2000, Mr. Block was the chief technology officer and vice president, business development of musicmaker.com, a web-based electronic commerce media company. Prior to joining musicmaker.com, Mr. Block founded and served as the president and chief executive officer of Spaceworks, Inc., a business-to-business, electronic commerce company. Mr. Block holds a B.S. degree from the City College of New York, an M.B.A. degree from American University and a Certificate in Health Care Administration from Boston University.

      Matthew Medeiros has been serving as one of our directors since June 1999. Since February 1998, Mr. Medeiros has been serving as chairman of the board of directors, director and chief executive officer of Philips Flat Display Systems. Before joining Philips Flat Display Systems, Mr. Medeiros served as vice president and general manager for the optical polymers group, and as vice president of business development for the electronic materials division of Allied Signal Inc. from January 1996 to February 1998. Mr. Medeiros has also previously served in executive positions with Radius, Inc., NeXT Computer and Apple Computer, Inc. in which positions he developed an extensive background in personal computer manufacturing, operations and materials management. Mr. Medeiros holds a B.S. degree in business administration, management science and finance from the University of San Francisco.

      There are no family relationships among our officers and directors.

      Our board of directors held two meetings during the fiscal year ended December 31, 2001. Our board of directors also took action by unanimous written consent on 17 occasions during the fiscal year ended December 31, 2001.

      Our board of directors has standing audit and compensation committees, but does not have a nominating committee. In practice, our entire board of directors performs the function of a nominating committee.

      Our compensation committee, composed of Mr. Amber and Mr. Medeiros during the fiscal year ended December 31, 2001, reviews and makes recommendations to our board of directors regarding executive compensation plans and arrangements. During the fiscal year ended December 31, 2001, our compensation committee held one meeting.

      Our audit committee, currently composed of Mr. Medeiros, Mr. Amber and Mr. Block, is responsible for, among other things, considering and recommending to our board of directors, the appointment of our independent auditors, examining the results of audits and quarterly reviews, reviewing with the auditors, the plan and scope of the audit and audit fees, reviewing internal accounting controls, periodically with our independent auditors and monitoring all financial aspects of our operations. During the fiscal year ended December 31, 2001, our audit committee held two meetings. All of the members of our audit committee are “independent” as defined in the listing standards of the National Association of Securities Dealers.

      In June 2000, our board of directors approved and adopted an audit committee charter, which was filed with our proxy statement relating to our 2001 annual stockholders’ meeting held in August 2001.

      Each incumbent director attended all of the meetings of our board of directors and the committees on which he served held during the portion of 2001 in which he served on our board of directors or committee.

Directors’ Compensation

      Directors receive no cash compensation for serving on our board of directors or any committee, although directors are reimbursed for expenses incurred in attending board of directors and committee meetings. No compensation is paid for attending meetings of committees of our board of directors on which directors serve. We may periodically award options or warrants to our directors under our existing stock option plans and otherwise.

      During fiscal year 2001, Bruce J. Block was granted an option to purchase up to 19,005 shares of our common stock at an exercise price of $2.11 per share, which shares vested 25% on April 30, 2001, with the remainder vesting monthly over the following 36 months.

Executive Compensation

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards
								All
				Other	Restricted	Securities		Other
	Fiscal			Annual	Stock	Underlying	LTIP	Compen-
Name and Principal Positions	Year	Salary	Bonus	Compensation	Awards	Options/SARs	Payouts	sation

Kris Shah	2001	$236,908	—	—	—	—	—	*
Co-Chairman of the	2000	$181,375	—	—	—	—	—	*
Board, Director,	1999	$201,176	—	—	—	—	—	*
Co-Chief Executive Officer and Secretary
Marvin J. Winkler,	2001	$34,615	—	—	—	—	—	*
Co-Chairman of the Board, Director and Co-Chief Executive Officer(1)
Richard M. Depew,	2001	$60,333	—	—	—	220,000	—	*
President and Chief Operating Officer(1)
Thomas E. Schiff,	2001	$48,096	—	—	—	47,512	—	*
Chief Financial Officer(1)
Robert J. Gray,	2001	$126,258	—	—	—	10,000	—	*
Vice President,	2000	$119,583	—	—	—	10,000	—	*
Product Development	1999	$101,329	—	—	—	—	—	*
and Embedded Systems and Chief Technical Officer

*	The executive officers also received other fringe benefits from us in their capacities as executive officers. However, those benefits were less than $50,000.

(1)	Messrs. Winkler, Depew and Schiff joined our company in August 2001. Their current annual salaries are $187,000, $181,000 and $139,400, respectively.

Option Grants In Last Fiscal Year

      The following table provides information regarding options granted in the fiscal year ended December 31, 2001 to the executive officers named in the summary compensation table. We did not grant any stock appreciation rights in the year ended December 31, 2001. This information includes hypothetical potential gains from stock options granted in fiscal 2001. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of our common stock price over the 10-year life of the stock options granted in 2001. These assumed rates of growth were selected by the Commission for illustrative purposes only and are not intended to predict future stock prices, which will depend upon market conditions and our future performance and prospects.

		Individual Grants

			Percentage
			of Total
		Number of	Options			Potential Realizable Value at
		Securities	Granted to	Exercise		Assumed Rates of Stock Price
		Underlying	Employees	Price		Appreciation for Option Term(2)
	Grant	Options	in Fiscal	Per	Expiration
Name	Date	Granted	Year (1)	Share	Date	0%	5%	10%

Kris Shah	—	—	—	—	—	—	—	—
Marvin J. Winkler	—	—	—	—	—	—	—	—
Richard M. Depew(3)	8/16/01	220,000	44.8%	$3.14	8/16/11	—	434,500	1,100,880
Thomas E. Schiff(4)	5/29/01	47,512	9.7%	$2.11	5/29/11	87,422	205,252	386,748
Robert J. Gray(5)	1/2/01	10,000	2.0%	$2.50	1/2/11	—	15,720	39,840

(1)	Based on options to purchase 490,527 shares granted to our employees during the fiscal year ended December 31, 2001, including 114,027 options issued during 2001 to BIZ employees prior to our acquisition of BIZ.

(2)	Calculated using the potential realizable value of each grant.

(3)	Mr. Depew’s option vested immediately as to 20,000 shares. The remaining 200,000 shares vest 20% annually over five years commencing one year from grant date. 75% of any unvested option will vest if there is a change in control of our company and Mr. Depew is terminated without due cause or Mr. Depew resigns his employment with us for good reason.

(4)	Mr. Schiff’s option vests 25% one year from the grant date, and the remainder vesting monthly over the following 36 months. The option vests entirely if Mr. Schiff’s employment terminates for any reason.

(5)	Options vest 20% annually over five years commencing one year from grant date.

Aggregated Option Exercises in Last Fiscal Year And Fiscal Year-End Option Values

      The following table provides information regarding stock options exercised in the fiscal year ended December 31, 2001 by the executive officers named in the summary compensation table, as well as the number of exercisable and unexercisable in-the-money stock options and their values at fiscal year end. An option is in-the-money if the fair market value for the underlying securities exceeds the exercise price of the option.

Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		December 31, 2001		December 31, 2001(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Kris Shah	—	—	—	—	—	—
Marvin J. Winkler	—	—	—	—	—	—
Richard M. Depew	—	—	20,000	200,000	$9,600	$96,000
Thomas E. Schiff	—	—	95,025	142,536	$143,488	$215,229
Robert J. Gray	—	—	2,000	18,000	—	$11,200

(1)	Based on the last reported sale price of underlying securities ($3.62) on December 31, 2001 as reported by The Nasdaq National Market, minus the exercise price of the options.

Employment Agreements

      Kris Shah has entered into a two-year employment agreement with us, effective as of June 9, 1999. This agreement provides that, after the initial term, it will automatically renew for successive one-year terms unless it is terminated by us or by Mr. Shah through written notice given to the other party 90 days before the expiration of the then current term. Our board of directors may adjust Mr. Shah’s salary. Mr. Shah is also entitled to receive an annual bonus award of $100,000 if we have earnings in excess of $2,500,000 or more and an additional $37,500 for each additional $1,000,000 of earnings in excess of $2,500,000. In making the calculation for the bonus, we will measure earnings before interest and taxes and will add back the amortization of goodwill and other intangibles.

      Mr. Shah’s employment agreement provides that, in addition to being terminated through the notice feature described above, employment may be terminated as follows:

•	by Mr. Shah if he has good reason to terminate the agreement. Good reason exists if:

•	Mr. Shah is relieved of his position as, or is not reappointed as, an officer of our company;

•	Mr. Shah’s title, office or responsibilities change substantially;

•	Mr. Shah’s base salary is reduced to an amount that is less than $175,000 or by more than 10%;

•	we fail to maintain our employee benefit plan;

•	we sell or transfer our company and fail to obtain the successor’s assumption of the employment agreement; or

•	we fail to comply with a material term of the employment agreement and fail to cure the default after appropriate notice;

•	by us if we determine that due cause for termination exists. Due cause exists if we find that Mr. Shah:

•	intentionally misapplied our money or property;

•	committed an act of dishonesty that harmed us;

•	was convicted of a felony or a crime involving moral turpitude;

•	has used a controlled substance, including alcohol, which affects his ability to perform his job duties; or

•	breached the terms of the employment agreement.

•	Additionally, we can terminate the terms of the agreement upon Mr. Shah’s:

•	death;

•	disability for more than 180 days after we give 30 days’ notice of our intention to terminate the employment agreement; or

•	retirement.

      We may be obligated to make payments to Mr. Shah upon termination of employment depending on the circumstances surrounding the termination. If the employment agreement is terminated by Mr. Shah after giving notice, by us for cause, or by Mr. Shah in breach of the agreement, we will not be obligated to pay any compensation after the termination date, except:

•	employee benefits;

•	unpaid base salary that Mr. Shah has earned but which we have not paid; and

•	vested stock options.

      If the employment agreement is terminated by Mr. Shah for good reason or by us through a constructive termination, we will be obligated to pay Mr. Shah:

•	his annual salary for the greater of the balance of the term of the employment agreement or for a period of two years;

•	a pro rata bonus for the fiscal year in which the termination occurs;

•	continuing medical and life employee benefits for six months after the termination; and

•	vested stock options.

      Mr. Shah’s employment agreement also contains non-compete, confidentiality and non-disclosure clauses designed to protect our intellectual property. Additionally, the agreement contains a provision designed to preclude Mr. Shah from claiming rights to any products or technologies he developed while in our employ or for a two-year period following his termination.

      Richard M. Depew has entered into an employment agreement with us, effective as of August 16, 2001 and terminating on August 31, 2003 pursuant to which Mr. Depew agreed to act as our president and chief operating officer. In exchange for his services as our president and chief operating officer, Mr. Depew is entitled to an annual base salary of $175,000 and to an incentive bonus payable each year, equal to the product of $100,000 multiplied by a percentage calculated by our board of directors which percentage shall be based upon our company’s stock price, total revenues and net income before taxes. Mr. Depew was also granted an option to purchase up to 220,000 shares of common stock under our Amended and Restated 1999 Stock Option Plan at an exercise price equal to $3.14 per share, the closing price of a share of our common on August 16, 2001. 20,000 of these shares vested on August 16, 2001 and the remaining shares vest 20% annually over five years commencing one year from the grant date.

      In addition, Mr. Depew is entitled to:

•	reimbursement of costs and expenses incurred by him in the performance of his services and duties as our president and chief operating officer;

•	an automobile allowance of $500 per month;

•	participate in our medical, dental, life and disability insurance plans;

•	participate in any additional compensation, benefit, pension, stock option, stock purchase, 401(k) or other plan or arrangement of our company; and

•	such vacation, holiday and other paid and unpaid leaves of absence that our other senior executive officers are entitled.

      Mr. Depew’s employment agreement provides that, other than by expiration of the term of the agreement, employment may be terminated as follows:

•	by Mr. Depew, at any time upon proper notice to us;

•	by us if our co-chairmen determine that the termination is for due cause. Due cause exists if Mr. Depew:

•	intentionally misapplies any of our funds, or commits any other act of dishonesty that injures us;

•	is convicted of a felony involving moral turpitude;

•	uses or possesses any controlled substance or chronically abuses alcoholic beverages and, after providing Mr. Depew with proper notice and a reasonable period of time to cure the deficiencies, our co-chairmen determine that Mr. Depew is unfit to serve as our president and chief operating officer; or

•	persistently and materially breaches, does not perform and does not observe the terms of his employment agreement, provided that our co-chairmen provide Mr. Depew with proper notice and a reasonable period of time to cure the deficiencies;

•	by us, if Mr. Depew is physically incapable of performing his duties as our president and chief operating officer because of an accident, sickness or other cause for a period of 90 consecutive days;

•	automatically upon Mr. Depew’s death;

•	by us, upon proper notice of termination to Mr. Depew;

by Mr. Depew, for good reason. Good reason exists if:

•	Mr. Depew is relieved of his position as, or is not reappointed as, an officer of our company;

•	Mr. Depew’s title, office or responsibilities change substantially;

•	Mr. Depew’s base salary is reduced;

•	we relocate Mr. Depew to a location more than 20 miles from Irvine, California without his prior written consent;

•	we fail to pay Mr. Depew amounts due or benefits to be provided, including vacation days, to him under his employment agreement;

•	we fail to comply with a material term of the employment agreement and fail to cure the default after appropriate notice; or

•	we are subjected to any proceeding involving insolvency or the protection of or from creditors for more than 90 days;

•	by Mr. Depew, upon reaching the age of 65.

      We may have the following obligations to Mr. Depew upon termination of employment if the employment agreement is terminated by us, other than for due cause, due to Mr. Depew’s disability or death or Mr. Depew having reached the age of 65, or by Mr. Depew, with good reason:

•	to pay his base salary in effect as of the date of termination through the end of the month during which such termination occurs plus credit for any vacation earned but not taken;

•	to pay 50% of his annual base salary;

•	to pay a prorated bonus for the calendar year during which termination occurs;

•	to pay his automobile allowance for the six-month period after the date of termination; and

•	to maintain, at our expense, Mr. Depew’s employee benefits for the lesser of the six-month period after termination or until prohibited by the applicable benefit plan.

      If the employment relationship is terminated by Mr. Depew, with proper notice, or by us, for due cause or because Mr. Depew refuses to continue his employment and fails to give proper notice, we will not be obligated to pay any compensation after the termination date, except:

•	those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by us for Mr. Depew that are earned and vested by the date of termination;

•	Mr. Depew’s pro rata annual salary through the date of termination;

•	any stock options which have vested as of the date of termination; and

•	accrued vacation as required by California law.

      If Mr. Depew’s employment relationship is terminated due to his incapacity or death, we are obligated to provide those benefits that are provided by retirement and benefits plans and programs specifically adopted and approved by us for Mr. Depew that are earned and vested at the date of termination, and a prorated bonus for the calendar year in which incapacity or death occurs.

      If there is a change in control of our company and Mr. Depew is subsequently terminated without due cause or Mr. Depew resigns his employment for good reason, then 75% of any unvested options or other rights to acquire securities of our company granted to Mr. Depew will immediately vest and become fully exercisable.

      The employment agreement with Mr. Depew also contains non-competition and nonsolicitation clauses as well as representations and warranties from Mr. Depew that, in performing his duties as our president and chief operating officer, he has not and will not violate any agreements of confidentiality to which he has entered into with any third parties. These clauses and representations and warranties are designed to protect our intellectual property.

Certain Relationships and Related Transactions

      On January 2, 2000, we entered into a lease agreement for our principal executive offices with KRDS, Inc. Kris Shah, our co-chief executive officer, co-chairman of the board and secretary, is the majority stockholder and a director of KRDS, Inc. The lease has a seven-year term and expires on February 28, 2007, and we have an option to renew the lease for a five-year period which we may exercise by providing notice to KRDS, Inc. not less than six months prior to the expiration of the initial seven-year term. However, on April 11, 2002, KRDS, Inc. and we agreed that the lease may be canceled by either party on 60 days’ written notice with no further obligation on the part of either party. The building is approximately 20,702 square feet, our monthly payment is $34,259, and we paid a security deposit of $31,674.

      Mr. Shah owned 1,400,000 shares of common stock of BIZ that were converted into 665,174 shares of our common stock upon consummation of the merger with BIZ on August 24, 2001.

      Prior to our acquisition of BIZ, Mr. Shah purchased shares of BIZ common stock. Part of the consideration consisted of a promissory note from Mr. Shah with a stated interest rate of 5% per annum, with a maturity date of July 24, 2005. On April 12, 2002, in a transaction approved by our board of directors, Mr. Shah prepaid the note by paying $347,224. We recorded a discount of $152,776 that was charged against income in the second quarter of 2002. The discount was computed based upon a present value calculation using a discount rate of 20%.

      In October 2000, we signed a development agreement with Wave for the integration of EMBASSY based systems with set-top box master reference designs of Broadcom Corporation. Wave owns approximately 15% of our issued and outstanding common stock. The development agreement was amended in May 2001. Under this agreement, as amended, we are required to pay Wave $278,000 per month beginning June 1, 2001 through December 1, 2002 for work to be performed, for a total of $5.0 million. Should we not make the required monthly payments, Wave may request payment in the form of common stock. As of December 31, 2001, we owed $1.4 million to Wave for which they have tendered monthly notices of default. Under the terms of the agreement, if the default notices are not cured within 30 days of written notice, the unpaid installment converts the obligation for delinquent installments from a cash obligation into a stock acquisition right, or SAR. A SAR gives Wave the right to acquire a number of fully paid, nonassessable shares of our common stock determined by dividing the fair market value (the average closing price of our common stock for the ten trading-day period prior to the date of exercise) of a share of our common stock on the date of exercise of the SAR into the aggregate portion of the installment payments declared to be in default and such default was not cured. To date, Wave has made no request for issuance of stock. The $1.4 million obligation is carried as an accrued liability as of December 31, 2001. Further, to conserve cash we do not intend to pay in cash the monthly billings due under the agreement. We have reserved 1,150,000 shares of common stock for issuance under the agreement. In addition, should we not purchase $5.0 million of goods or services from Wave by June 30, 2003, our exclusivity related to certain customers will, at Wave’s option, become non-exclusive.

      We arranged for the lease of two buildings totaling approximately 63,000 square feet that were to be constructed. One of the buildings was completed in December 2001 and the other was completed in January 2002. However, the two buildings are too large for our current needs. Mr. Shah has a 25% ownership interest in the entity that owns the two buildings. The leases have an aggregate monthly rental totaling approximately $115,000, plus common area costs for seven years. We sublet one-half of a 23,000 square foot building on terms and conditions matching the underlying lease, to a company owned by our co-chief executive officer and co-chairman of the board, Marvin Winkler. While that company made a lease deposit, it has not made the monthly rent payments and accordingly is currently delinquent on its rent payments to us. We are in negotiations with the landlord regarding being released from obligations under the lease for the 40,000 square foot building. We intend to release the related party sub-tenant and occupy the 23,000 square foot building. We have accrued $2.2 million as an estimate for anticipated costs relative to the disposition of the 40,000 square foot building net of anticipated offsetting sublease income.

      On July 31, 2001, Chase Manhattan Bank, or Chase, advanced $1.0 million to Mr. Winkler, who then advanced that amount to BIZ for the re-purchase of preferred stock held by an investor in BIZ. Mr. Winkler executed a $1.0 million demand note with Chase and BIZ executed a $1.0 million demand note due September 15, 2001 with J.A.W. Financial, L.P., or JAW, an entity controlled by Mr. Winkler. The demand note contained an interest charge of prime plus 1% through the maturity date and prime plus 3% after the maturity date. On October 11, 2001, we made a principal payment of $30,000, paid accrued interest, and executed a new promissory note to JAW for $970,000. The terms of the promissory note called for interest at prime plus 3% payable monthly, together with five monthly payments of principal in the amount of $160,000 and one final payment on April 15, 2002 in the amount of $170,000. The promissory note provided Chase a security interest in the shares in Wave owned by us and, subject to Chase’s loan security guidelines, the rights to proceeds from any sales of those shares. On March 8, 2002, the promissory note was paid in full ahead of scheduled maturity.

      On April 16, 2002, we issued to Messrs. Shah and Winkler non-convertible unsecured promissory notes due December 31, 2005 in the principal amounts of $152,776 and $500,000, respectively, in connection with loans to us made by each of them. These notes bear interest at an annual rate of 10%.

      On December 18, 2001, we issued and sold convertible promissory notes to four individuals, in the aggregate principal amount of $2.5 million. Mr. Shah and Mr. Winkler each purchased a note in the principal amount of $375,000 in this transaction. These notes bear interest at 8% per annum, are convertible into our common stock at $3.60 per share (subject to certain possible adjustments) and are due and payable on December 31, 2005.

      Mr. Amber served as a director of our company during the fiscal year ended December 31, 2001, and also served as our secretary until May 2001. Mr. Amber is currently a partner of the law firm of Rutan & Tucker, LLP, which during the fiscal year ended December 31, 2001 acted as our outside legal counsel and was paid

$572,398 in fees and costs. This amount represented less than 5% of Rutan & Tucker, LLP’s revenues during 2001.

      Under a Securities Purchase, Registration Rights and Security Agreement dated as of April 16, 2002, we issued an aggregate of approximately $5.8 million of secured convertible promissory notes due December 31, 2005 and warrants to purchase an aggregate of 3,477,666 shares of our common stock to six accredited investors in a private offering. We issued the notes and warrants in exchange for $4.0 million in cash and the exchange of approximately $1.8 million of our outstanding 8% subordinated convertible notes dated December 17, 2001.

      The notes issued on April 16, 2002 are secured by all of our assets and mature on December 31, 2005. The notes bear interest at an annual rate of 10%. Interest is payable quarterly in cash beginning on July 1, 2002 or, at our discretion, in shares of common stock at a price based upon the average of the closing sale prices of our common stock for the 30-day period ending on the day prior to the interest due date. The principal balance of each note is convertible into shares of our common stock at the election of the holder at the initial conversion price of $1.00 per share. The outstanding principal balances of the notes and, at our option, any accrued and unpaid interest, automatically will convert into shares of common stock at the then-applicable conversion price if:

•	the closing sale price of a share of our common stock equals or exceeds $3.00 for 20 consecutive trading days;

•	the average daily trading volume during the 20 trading day period equals or exceeds 100,000 shares; and

•	the registration statement that we are required to file to cover the resale of shares of common stock underlying the notes and warrants is declared effective by the Commission and remains effective throughout each day of the 20 trading day period.

      The warrants are three-year warrants that have an initial exercise price of $1.30 per share and contain a cashless exercise provision. The notes and warrants contain anti-dilution and protective provisions that provide for adjustments to their conversion and exercise prices upon issuances of securities below the then-applicable conversion or exercise price and upon the occurrence of certain other events such as a distribution of assets.

      At the initial conversion and exercise prices, the notes and warrants beneficially owned by each of Richard P. Kiphart and Kingsport Capital Partners, LLC, would be convertible for or exercisable into more than 5% of our outstanding shares of common stock. However, the notes and warrants prohibit conversion of the notes or exercise of the warrants to the extent that conversion of a note or exercise of a warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.999% of our outstanding shares of common stock. A holder of one of those notes or warrants may waive the 4.999% limitations after 61 days’ prior written notice to us or immediately upon written notice to us if we are or may become subject to a change in control as defined in the notes and warrants. As of April 26, 2002, neither of the holders had waived the beneficial ownership limitations. However, the beneficial ownership limitations do not preclude a holder from converting or exercising a note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amounts.

      In addition to the 4.999% beneficial ownership limitations that apply to the beneficial owners of the notes and warrants, unless our stockholders otherwise consent, we are not obligated to issue shares of common stock upon conversion of all of the notes or upon exercise of all of the warrants to the extent the aggregate number of shares to be issued exceeds 19.9999% of the 20,664,832 shares of our common stock that were issued and outstanding as of April 16, 2002. However, stockholders having a majority of the voting power of our company have indicated their intention to vote in favor, at our 2002 annual meeting of stockholders, of permitting conversion of the notes and exercise of the warrants into a number of shares that exceeds 19.9999% of the shares of our common stock that were issued and outstanding as of April 16, 2002.

      The interest of the particular director, executive officer or security holder in each matter described above was disclosed to our board of directors before our board of directors approved the matter.

Security Ownership of Certain Beneficial Owners and Management

      As of the Record Date, a total of 20,664,832 shares of our common stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock by:

•	each of our directors and the director nominee;

•	each of our executive officers named in the summary compensation table;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own 5% or more of the outstanding shares of our common stock as of the date of the table.

      Except as indicated below, the address for each named beneficial owner is the same as ours. The inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership. Percentages shown as an asterisk represent less than 1.00%.

	Beneficial Ownership of
	Common Stock

	Number of	Percentage of
Name of Beneficial Owner	Shares	Common Stock

Kris Shah	5,447,484	26.23%
Marvin J. Winkler	7,231,037	34.82%
Richard M. Depew	21,000	*
Thomas E. Schiff	131,842	*
Robert J. Gray	86,413	*
Matthew Medeiros	19,500	*
Gregg Amber	23,295	*
Bruce J. Block	10,295	*
Wave Systems Corp.	4,516,406	20.44%
Richard P. Kiphart	1,087,393	4.99%
Kingsport Capital Partners, LLC	1,087,393	4.99%
All directors and executive officers as a group (8 persons)	12,970,866	61.54%

      Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Commission, and generally includes voting or investment power with respect to securities. Except as indicated below, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options or warrants or underlying notes held by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

      The shares beneficially owned by Kris Shah include:

•	435,301 shares held by the Chandra L. Shah Trust, of which Mr. Shah is the trustee;

•	435,301 shares held by the Leena Shah Trust, of which Mr. Shah is the trustee;

•	4,472,716 shares held by the Kris and Geraldine Shah Family Trust, of which Mr. Shah and his wife are the trustees and beneficiaries; and

•	104,166 shares underlying convertible notes.

      The shares beneficially owned by Marvin J. Winkler include:

•	6,770,528 shares held by JAW Financial, L.P., of which Mr. Winkler owns 100% of the equity interests;

•	356,343 shares held by the Winkler Children’s Trust 1998, the beneficiaries of which are Mr. Winkler’s minor children; and

•	104,166 shares underlying convertible notes.

      The shares beneficially owned by all of our directors and executive officers as a group include the shares listed above as beneficially owned by Mr. Shah and Mr. Winkler and 205,437 shares underlying options that are beneficially owned as follows:

•	Richard M. Depew — 20,000 shares underlying options;

•	Thomas E. Schiff — 131,642 shares underlying options;

•	Robert J. Gray — 6,000 shares underlying options;

•	Matthew Medeiros — 19,500 shares underlying options;

•	Gregg Amber — 18,000 shares underlying options; and

•	Bruce Block — 10,295 shares underlying options.

      The shares beneficially owned by Wave Systems Corp. include 1,433,323 shares of common stock that are or may become issuable under a stock acquisition right described under the heading “Certain Relationships and Related Transactions.” Power to vote or dispose of the shares beneficially owned by Wave Systems Corp. is held by Steven Sprague as President. The address for Mr. Sprague is c/o Wave Systems Corp., 480 Pleasant Street, Lee, Massachusetts 01238.

      As described under the heading “Certain Relationships and Related Transactions,” each of Richard P. Kiphart and Kingsport Capital Partners, LLC beneficially owns shares of common stock underlying notes and warrants that we issued in a private placement transaction on April 16, 2002. The shares shown in the table below as beneficially owned by Mr. Kiphart represent shares issuable upon conversion of notes and upon exercise of warrants held of record by Mr. Kiphart. The shares shown in the table as beneficially owned by Kingsport Capital Partners, LLC represent shares issuable upon conversion of notes and upon exercise of warrants held of record by three funds of which Kingsport Capital Partners, LLC is the general partner. Power to vote or dispose of the shares beneficially owned by Kingsport Capital Partners, LLC is held by Stewart Flink and Richard Levy. The address for Mr. Flink and Mr. Levy is c/o Kingsport Capital Partners, LLC, 95 Revere Drive, Suite F, Northbrook, Illinois 60062.

      The notes and warrants beneficially owned by Mr. Kiphart and Kingsport Capital Partners, LLC prohibit conversion of the notes or exercise of the warrants to the extent that conversion of a note or exercise of a warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.999% of our outstanding shares of common stock. A beneficial owner of one of those notes or warrants may waive the 4.999% limitations after 61 days’ prior written notice to us or immediately upon written notice to us if we are or may become subject to a change in control as defined in the notes and warrants. Also, these limitations do not preclude a holder from converting or exercising a note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amounts.

      At the initial conversion and exercise prices, the notes and warrants beneficially owned by each of Mr. Kiphart and Kingsport Capital Partners, LLC would be convertible for or exercisable into more than 5% of our outstanding shares of common stock if those beneficial owners were to waive beneficial ownership limitations. However, as of the date of the table, neither of those beneficial owners had made such a waiver. In light of the limitations contained in the notes and warrants, the numbers of shares shown in the table as beneficially owned by Mr. Kiphart and Kingsport Capital Partners, LLC have been limited to 4.999% of the shares of our common stock outstanding as of the date of the table.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act and the regulations under that act, require the directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities, and to furnish us with copies of all Section 16(a) forms that they file.

      During the fiscal year ended December 31, 2001, the following directors, executive officers and persons owning beneficially more than 10% of our outstanding equity securities failed to file on a timely basis reports under Section 16(a):

•	Bruce J. Block and Thomas E. Schiff each failed to file, on a timely basis, a Form 4 to report options to purchase shares of our common stock received in connection with the merger with BIZ.

•	Richard M. Depew failed to file, on a timely basis, a Form 3 to report his initial beneficial ownership of our equity securities upon becoming an executive officer of our company.

•	JAW Financial, L.P., a limited partnership owning more than 10% of our outstanding equity securities failed to file, on a timely basis, a Form 3 to report its initial beneficial ownership of our equity securities. JAW Lending, Inc., as general partner of JAW Financial, L.P. also failed to file on a timely basis, a Form 3 to report its initial beneficial ownership of our equity securities.

•	Wave failed to file a Form 3 to report its initial beneficial ownership of our equity securities received in connection with the merger with BIZ. Wave also failed to file five Form 4s to report five transactions.

      Each of the transactions described above have been subsequently reported, except that Wave is in the process of preparing and filing its delinquent forms.

Board Compensation Committee Report on Executive Compensation

      The compensation committee of our board of directors has submitted the following report with respect to the executive compensation policies established by the compensation committee and compensation paid or awarded to executive officers for the fiscal year ended December 31, 2001.

      The compensation committee establishes the compensation level for our company’s co-chief executive officers and other executive officers based upon its discretion, taking into account factors it deems appropriate, such as competitive factors, attainment of our established financial performance criteria, long term financial and strategic goals and the implementation of key strategic programs and products.

      The compensation committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contributions to our success. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to these individuals.

      The compensation committee’s policy is to provide our executive officers with compensation opportunities that are based upon our financial performance and the executive officers’ contribution to that performance. In light of the competitiveness to retain qualified executive officers, the compensation committee also takes into consideration whether the compensation offered to our executive officers is competitive enough to attract and retain highly skilled individuals. Compensation for each of our co-chief executive officers for fiscal 2001, as reported above, was based on the compensation committee’s analysis of the financial performance and achievement of our strategic objectives, and each of the co-chief executive officer’s contribution to our performance and achievements.

      The compensation committee also offers alternative sources of compensation, such as incentive stock options, to the executive officers. Options provide executive officers with the opportunity to buy and maintain an equity interest in our company and to share in the appreciation of the value of our common stock. In addition, if a participant were to leave prior to the vesting of these options, the unvested options would be forfeited. This makes it more difficult for competitors to recruit key employees away from us. The compensation committee believes that option grants afford a desirable long-term compensation method because they closely ally the interests of management and other employees of our company with stockholder value and motivate our officers to improve our long-term stock market performance.

      Our policy is not to disclose target levels with respect to specific quantitative or qualitative performance-related factors or factors considered to involve confidential business information, because their disclosure would have an adverse effect on our company.

      Based on its review of all of the factors described above, the compensation committee has determined that salaries for our executive officers will be maintained at their fiscal 2001 levels. All amounts paid or accrued during fiscal 2001 under the above described plans and programs are included in the tables above.

COMPENSATION COMMITTEE:

Gregg Amber
Matthew Medeiros

Compensation Committee Interlocks and Insider Participation

      Mr. Amber and Mr. Medeiros served as a members of the compensation committee of our board of directors during fiscal year 2001. Mr. Amber served as a director of our company during the fiscal year ended December 31, 2001, and also served as our secretary until May 2001. Mr. Amber is currently a partner of the law firm of Rutan & Tucker, LLP, which during the fiscal year ended December 31, 2001 acted as our outside legal counsel and was paid $572,398 in fees and costs. This amount represented less than 5% of Rutan & Tucker, LLP’s revenues during 2001. Mr. Medeiros did not serve as an officer or employee of our company during fiscal year ended December 31, 2001.

Board Audit Committee Report

      The audit committee of our board of directors reviewed and discussed with the independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed our audited financial statements, both with and without management present. In addition, the audit committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. Based upon the audit committee’s review and discussions with management, the audit committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-K for fiscal year 2001, for filing with the Commission. The audit committee also recommended reappointment, subject to stockholder approval, of the independent auditors and our board of directors concurred in that recommendation.

AUDIT COMMITTEE:

Gregg Amber
Matthew Medeiros
Bruce J. Block

Performance Graph

      The following graph shows a comparison of the cumulative total stockholder return on our common stock, based on its market price, with the cumulative total return of companies on The Nasdaq Stock Market (U.S. common stocks) and the Standard & Poors Computers Index (Peripherals), assuming reinvestment of dividends, for the period beginning June 9, 1999 through our fiscal year ended December 31, 2001. This graph assumes that the value of the investment in our common stock and each of the comparison groups was $100 on June 9, 1999.

      Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act of 1933, as amended, or Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the reports of our compensation and audit committees set forth in this proxy statement, and the performance graph below and the underlying data, shall not be incorporated by reference in any of these future filings.

TOTAL STOCKHOLDER RETURN

	June 9,	December 31,	December 31,	December 31,
	1999	1999	2000	2001

SSP Solutions, Inc.	$100	$72.73	$22.73	$32.91
Nasdaq Stock Market Index (U.S.)	$100	$162.02	$97.45	$77.32
Standard & Poors Computers Index	$100	$192.82	$217.25	$54.04

Vote Required

      Directors are elected by a plurality vote of shares present in person or represented by proxy at the meeting, meaning that the director nominee with the most votes for a particular slot on our board of directors is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE LISTED IN THIS PROXY STATEMENT.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO

OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

      Our board of directors has unanimously approved an amendment to Article VIII of our amended and restated certificate of incorporation to eliminate a provision that prohibits our stockholders from taking actions by written consent in lieu of a stockholders’ meeting. We believe that the proposed amendment will provide us with greater flexibility and will increase efficiency when we need to obtain stockholder approvals in the future.

      The amendment would involve the deletion of Section 1 of Article VIII, which currently reads as follows:

SECTION 1. At any time following the closing of the first sale of Common Stock of the Corporation pursuant to a registration statement declared effective by the Commission under the Securities Act of 1933, as amended, stockholders of the Corporation may not take any action by written consent in lieu of a meeting and any action contemplated by stockholders after such time must be taken at a duly called annual or special meeting of stockholders.

      Provisions prohibiting stockholder action by written consent, such as the one currently found in our amended and restated certificate of incorporation, generally are considered to have an anti-takeover effect. Approval of this proposal will eliminate this anti-takeover effect.

      As of the Record Date, our co-chief executive officers and co-chairmen of the board and certain of their family members and affiliates were collectively the owners of approximately 63.3% of our issued and outstanding common stock. If this Proposal is approved, these stockholders, if acting together, have the ability to determine the outcome of corporate actions by signing an action by written consent of a majority of the stockholders of our company, and in doing so, eliminating the need for a meeting of our stockholders.

Vote Required

      The proposal to amend our amended and restated certificate of incorporation will be approved if the holders of a majority of the shares of our common stock outstanding on the Record Date vote in favor of that proposal.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3

APPROVAL OF THE ISSUANCE OF SECURITIES IN FINANCING TRANSACTIONS

Background

      In April 2001, we anticipated a need for additional capital, primarily for the purposes of research and development, additional management personnel to support our growth, expansion of our facilities and working capital. As a result, we began to explore strategic alternatives available to us and to investigate possible sources of financing. On May 31, 2001, we engaged an investment banking firm to act as our placement agent to locate investors interested in acquiring our securities in a public or private placement transaction. These efforts proved unsuccessful, and in October 2001, our relationship with that firm was terminated.

      In December 2001, we engaged William Blair & Company, or Blair, another investment banking firm, to act as our placement agent to locate investors for a private placement transaction. In connection with this engagement, on December 18, 2001, Richard Kiphart, a principal of Blair, along with Mr. Shah and Mr. Winkler, our co-chief executive officers, co-chairmen of the board of directors and directors, and Nefilim Associates, provided $2.5 million of bridge financing, which we refer to as the December Transaction, in the form of 8% convertible subordinated notes due December 18, 2004. Of this amount, $375,000 each came from Mr. Shah and Mr. Winkler. The notes initially were convertible into our common stock at $3.60 per share (subject to anti-dilution adjustment in the event of future issuances by us at less than $3.60 per share). The notes also provided that they were convertible into future equity securities issued by us.

      After a “road show” and several months of making proposals to, and engaging in discussions with, a variety of institutional and other accredited investors that failed to result in financing, our cash needs became increasingly critical. We determined that our only chance of obtaining financing in the time frame we required was to offer secured convertible notes accompanied by detachable warrants with conversion and exercise prices at a considerable discount to our then current market price. After lengthy consideration of alternatives, which included so-called “equity lines,” overhead reductions and vendor payable payment plans, our board of directors determined that the private placement transaction described below was necessary for the preservation of our company, despite the discount, even if we also pursued one or more of the alternatives.

Private Placements of Our Securities

      On April 16, 2002, we sold to accredited investors, including Mr. Kiphart, $4.0 million of secured convertible subordinated promissory notes, or Notes. The Notes bear interest at 10% per annum payable quarterly in cash or, at our option, in shares of our common stock, are initially convertible into shares of our common stock at $1.00 per share and are secured by all of our assets. Each $50,000 of Note principal is accompanied by three-year detachable warrants, or Warrants, to purchase 30,000 shares of our common stock for $1.30 per share. In addition, Mr. Kiphart and Nefilim Associates exchanged approximately $1.8 million in principal and interest on the notes they received in the December Transaction for Notes and Warrants. We are obligated to register for public resale and to list on The Nasdaq National Market the shares of common stock underlying the Notes and the Warrants. Messrs. Shah and Winkler waived any rights they might have to convert or exchange the notes they received in the December Transaction for Notes and Warrants, and also waived their rights under the anti-dilution provisions of those notes which would otherwise have significantly reduced the conversion price as a result of the issuance of the Notes and Warrants. The funds received have been used to pay obligations to vendors and as working capital.

      The Warrants contain a “cashless exercise” feature that permits them to be exercised for a “net” number of shares using the spread between the fair market value at the time of exercise and the Warrant exercise price as payment for a reduced number of shares. The Notes and Warrants contain “full ratchet” anti-dilution provisions that are in effect for one year. This means that if we issue any common stock or securities convertible into or exercisable for common stock prior to April 16, 2003, for consideration less than that of the conversion price of the Notes (initially, $1.00 per share) or the exercise price of the Warrants (initially, $1.30 per share), then the exercise price of the Notes and/or the exercise price of the Warrants will automatically adjust down to the consideration per share in the new issuance. So, for example, if we issue an option to purchase our common stock for $.80 per share, both the conversion price of the Notes and the exercise price of the Warrants will be reduced to $.80 per share.

      We currently are seeking additional investments from institutional and other accredited investors in order to obtain additional working capital. We expect the terms of the investments to be substantially identical to those described above, although we will seek to obtain terms more favorable to us, if possible. In that regard, we have engaged L. H. Friend, Weinress, Frankson & Presson, Inc. and Dillon Capital, Inc., on a non-exclusive basis, to assist us in locating investors. If we raise $10.0 million more through the offering of securities substantially identical to the Notes and Warrants, there will be outstanding approximately $15.2 million in Notes and Warrants and similar notes and warrants, all of which will initially be convertible into or exercisable for an aggregate of approximately 9,108,000 shares of common stock. Assuming that this proposal is approved so that the 19.9999% limitation referred to below is removed, the holders of the Notes and Warrants and any similar notes and warrants could effectuate a change of control by converting their notes and exercising their warrants. Alternatively, even if we issue no more notes and warrants, because we have approximately 20,665,000 shares outstanding, an anti-dilution adjustment of the conversion price of the Notes down to $.30 or less would put the holders of the Notes and Warrants in a position to effectuate a change of control, even if we issue no shares of common stock in payment of interest.

      At the same time as the April 16, 2002 issuance of Notes and Warrants, Mr. Shah and Mr. Winkler loaned to us $152,776 and $500,000, respectively, under non-convertible promissory notes due December 31, 2005. If, in the future, the independent members of our board of directors determine that it would be a strain on our cash flow to pay those notes, or that having those amounts appear as equity, rather than debt, on our balance sheet, or both, is in our best interest, we may ask Mr. Shah and Mr. Winkler to cancel those notes in exchange for the issuance of restricted shares of our common stock. If they agree to do so, the independent members of our board of directors would determine the price at which the exchange would occur, which would likely be a reasonable discount from the then current market price of a share of our common stock to reflect the restricted nature of the shares being issued, and the other terms of the exchange.

      The rules of The Nasdaq National Market require us to obtain stockholder approval of the issuance of a number of shares of common stock, or securities exercisable for or convertible into common stock, equal to or greater than 20% of the number of shares of our common stock outstanding prior to the issuance, if the issuance is for a price that is less than the greater of the book value or market value of our common stock at the time of issuance. Because of these rules, the Notes and Warrants provide that they cannot be converted into or exercised for more than 19.9999% of our outstanding common stock until we obtain stockholder approval. These rules also require us to obtain stockholder approval of any arrangement through which our executive officers or directors may acquire more than 25,000 shares of our common stock at prices below market price.

      We are now seeking stockholder approval of:

•	the December Transaction (including the issuance of securities to Mr. Shah and Mr. Winkler);

•	the April 16, 2002 issuance of Notes and Warrants;

•	the issuance of up to $10.0 million of additional notes and warrants on terms substantially identical to the Notes and Warrants described above or on terms more favorable to us; and

•	the issuance of restricted shares of our common stock to Mr. Shah and Mr. Winkler, on terms and at a price, which may be a reasonable discount from the then prevailing current market price to reflect the restricted character of the shares being issued, established by the independent members of our board of directors.

      With respect to the issuances referred to in the third and fourth bullet points above, our board of directors will have the authority to determine, in their discretion, the precise terms of the securities to be issued and whether any particular terms are more favorable to us.

Vote Required

      The proposal to approve the four issuances listed above requires the affirmative vote of a majority of the shares of our common stock entitled to vote at and present in person or represented by proxy at the meeting.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      Our board of directors has selected KPMG LLP to serve as our independent auditors for the fiscal year ending December 31, 2002. Although stockholder ratification is not required, our board of directors has directed that this appointment be submitted to our stockholders for ratification at our 2002 annual stockholders’ meeting. The affirmative vote of a majority of the shares of our common stock entitled to vote at and present in person or represented by proxy at the meeting will constitute stockholder ratification of the appointment, provided that the number of shares voting in favor of the proposal equals at least a majority of the quorum. If stockholder approval of this proposal is not obtained, our board of directors may reconsider its appointment of KPMG LLP as our independent auditors. A representative of KPMG LLP will be present at our 2002 annual stockholders’ meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related	$316,000

Financial information systems design and implementation	$—

All Other Fees:
Audit related fees(1)	$260,000
Other non-audit services(2)	45,000

Total all other fees(3)	$305,000

(1)	Audit related fees consisted principally of an audit of the financial statements of an employee benefit plan, an audit of an acquired business, review of registration statements and issuance of consents.

(2)	Other non-audit fees consisted of tax compliance services.

(3)	The audit committee has considered whether the provision of these services is compatible with maintaining the auditors’ independence.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

STOCKHOLDER PROPOSALS

      Pursuant to Rule 14a-8 of the Exchange Act, proposals by stockholders which are intended for inclusion in our proxy statement and proxy and to be presented at our 2003 next annual stockholders’ meeting must be received by us by January      , 2003 in order to be considered for inclusion in our proxy materials relating to our 2003 annual stockholders’ meeting. Such proposals should be addressed to our secretary and may be included in next year’s annual stockholders’ meeting proxy materials if they comply with rules and regulations of the Commission governing stockholder proposals. For all other proposals by stockholders to be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not later than March      , 2003. If a stockholder fails to notify us of any such proposal prior to that date, our management will be allowed to use its discretionary voting authority with respect to proxies held by management when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement.

ANNUAL REPORT

      A copy of amendment no. 1 to our annual report on Form 10-K, as filed with the Commission (exclusive of exhibits), accompanies this proxy statement, and the information contained in the following portions of amendment no. 1 to our annual report on Form 10-K is incorporated by reference into this proxy statement:

•	the consolidated financial statements and financial statement schedules included in amendment no. 1 to our annual report on Form 10-K at pages F-1 through F-34;

•	Item 7 of amendment no. 1 to our annual report on Form 10-K, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operation”; and

•	Item 7a of amendment no. 1 to our annual report on Form 10-K, under the heading “Quantitative and Qualitative Disclosures about Market Risk”; and

•	Item 9 of amendment no. 1 to our annual report on Form 10-K, under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.”

      Additional copies of Amendment No. 1 to our annual report on Form 10-K (without exhibits) will be furnished by first class mail, without charge to any person from whom the accompanying proxy is solicited upon written request to SSP Solutions, Inc., Attention: Investor Relations, 17861 Cartwright Road, Irvine, California 92614. If exhibit copies are requested, a copying charge of $.20 per page will be made. In addition, all of our public filings, including Amendment No. 1 to our annual report on Form 10-K, can be found on the worldwide web at www.sec.gov.

OTHER MATTERS

      As of the date of this proxy statement, our board of directors does not know of any other matter that will be brought before our 2002 annual stockholders’ meeting. However, if any other matter properly comes before our 2002 annual stockholders’ meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

      STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

KRIS SHAH
Secretary

Irvine, California

May      , 2002

SSP SOLUTIONS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 27, 2002

     The undersigned hereby appoints Kris Shah and Marvin Winkler, or either of them individually, the attorney, agent and proxy of the undersigned, with the power to appoint his substitute, to represent and vote, as designated below, all shares of common stock of SSP Solutions, Inc. (the “Company”) held of record by the undersigned on May 8, 2002, at the 2002 annual meeting of stockholders to be held at the Irvine Residence Inn, 2855 Main Street, Irvine, California 92614, on June 27, 2002 at 2:00 p.m. local time, and at any and all adjournments thereof. The Company’s board of directors recommends a vote FOR each of the following proposals:

A ☒	Please mark your votes as in this example.

1.	To elect Kris Shah as a Class III director:

☐	FOR the nominee listed above	☐	WITHHOLD AUTHORITY to vote for the nominee listed above

2.	To consider and vote upon a proposal to approve an amendment to the Company’s amended and restated certificate of incorporation to eliminate a provision that prohibits holders of the Company’s common stock from taking action by written consent without a meeting of stockholders.

☐     FOR approval      ☐     AGAINST approval      ☐     ABSTAIN

3.	To consider and vote upon a proposal to ratify and approve issuances of securities in certain financing transactions as described in the proxy statement relating to the 2002 annual meeting of stockholders.

☐     FOR approval      ☐     AGAINST approval      ☐     ABSTAIN

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4.	To consider and vote upon a proposal to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002.

☐     FOR approval      ☐     AGAINST approval      ☐     ABSTAIN

5.	The proxy holder(s) are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted for the proposals indicated and in accordance with the discretion of the proxy holder on any other business. All other proxies previously given by the undersigned in connection with the actions proposed on this proxy are hereby expressly revoked. This proxy may be revoked at any time before it is voted by written notice to the secretary of the Company, by issuance of a subsequent proxy or by voting at the annual meeting in person.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated:	, 2002

Name:

Common Shares:

Signature

Signature (if jointly held)

Please sign exactly as name appears on the records of SSP Solutions, Inc. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person

☐	PLEASE CHECK IF YOU ARE PLANNING TO ATTEND THE 2002 ANNUAL STOCKHOLDERS’ MEETING.

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